                                                                    EXHIBIT 10.6

                                                                [EXECUTION COPY]

                            ASSET PURCHASE AGREEMENT

                                  by and among

                                 OMNICARE, INC.,

                        STANDARD MANAGEMENT CORPORATION,

                                       and

                               LONG TERM RX, INC.

                          Dated as of October 20, 2006

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                                TABLE OF CONTENTS

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                                                                            Page
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
Article I DEFINITIONS AND DEFINED TERMS..................................     1
   Section 1.1     Definitions and Defined Terms.........................     1

Article II   PURCHASE OF ASSETS..........................................     1
   Section 2.1     Purchase and Sale of Transferred Assets...............     1
   Section 2.2     Excluded Assets.......................................     3

Article III ASSUMPTION OF LIABILITIES....................................     3
   Section 3.1     Assumed Liabilities...................................     3
   Section 3.2     Retained Liabilities..................................     3

Article IV PURCHASE PRICE................................................     4
   Section 4.1     Purchase Price........................................     4
   Section 4.2     Post-Closing Purchase Price Adjustment................     4
   Section 4.3     Contingent Payment....................................     6
   Section 4.4     Allocation of Consideration...........................     7
   Section 4.5     Prorations............................................     8
   Section 4.6     Withholding Taxes.....................................     8
   Section 4.7     Optional Consideration................................     8

Article V CLOSING........................................................     8
   Section 5.1     Closing...............................................     8
   Section 5.2     Deliveries at Closing.................................     9
   Section 5.3     Conditions Precedent to Obligations of Each Party.....    11
   Section 5.4     Conditions Precedent to Obligations of Purchaser......    11
   Section 5.5     Conditions Precedent to Obligations of Seller and/or
                   Parent................................................    13

Article VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT...........    14
   Section 6.1     Organization and Good Standing........................    14
   Section 6.2     Authorization and Effect of Agreement.................    14
   Section 6.3     Consents and Approvals; No Violations.................    14
   Section 6.4     No Third-Party Options................................    15
   Section 6.5     Permits; Compliance with Law..........................    15
   Section 6.6     Litigation............................................    15
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
   Section 6.7     Assets Necessary to Business..........................    16
   Section 6.8     Financial Statements..................................    16
   Section 6.9     Absence of Certain Changes............................    16
   Section 6.10    No Default............................................    17
   Section 6.11    Transactions with Affiliates..........................    17
   Section 6.12    Contracts.............................................    17
   Section 6.13    Labor Relations.......................................    18
   Section 6.14    Title to Assets.......................................    18
   Section 6.15    Insurance.............................................    19
   Section 6.16    Inventory.............................................    19
   Section 6.17    Accounts Receivable...................................    19
   Section 6.18    Product Returns and Warranties........................    20
   Section 6.19    Customers; Suppliers..................................    20
   Section 6.20    Absence of Certain Business Practices.................    20
   Section 6.21    Certain Healthcare Legal Matters......................    21
   Section 6.22    Real Property.........................................    22
   Section 6.23    Environmental.........................................    22
   Section 6.24    No Broker.............................................    24
   Section 6.25    No Misleading Statements..............................    24
   Section 6.26    Employee Benefits.....................................    24
   Section 6.27    Taxes.................................................    25
   Section 6.28    Proprietary Rights....................................    26
   Section 6.29    Information Technology................................    27
   Section 6.30    Solvency of Parent and Sellers........................    28

Article VII REPRESENTATIONS AND WARRANTIES OF PURCHASER..................    28
   Section 7.1     Corporate Organization................................    28
   Section 7.2     Authorization and Effect of Agreement.................    28
   Section 7.3     Consents and Approvals; No Violations.................    29
   Section 7.4     No Broker.............................................    29

Article VIII COVENANTS...................................................    29
   Section 8.1     Conduct of Business...................................    29
   Section 8.2     Access................................................    31


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
   Section 8.3     Notification..........................................    31
   Section 8.4     No Inconsistent Action................................    31
   Section 8.5     Reasonable Best Efforts...............................    31
   Section 8.6     Further Assurances....................................    32
   Section 8.7     Transfer Taxes........................................    32
   Section 8.8     Release of Liens......................................    33
   Section 8.9     Consents to Transferred Assets........................    33
   Section 8.10    Employment Matters....................................    33
   Section 8.11    Bulk Sales Laws.......................................    34
   Section 8.12    No Solicitation.......................................    34
   Section 8.13    Confidentiality.......................................    34
   Section 8.14    No Solicitation of Employees..........................    34
   Section 8.15    Non-Competition.......................................    35
   Section 8.16    Collection of Accounts Receivable.....................    35
   Section 8.17    Post-Closing Agreements...............................    35
   Section 8.18    Change of Name........................................    36
   Section 8.19    Payment of Indebtedness...............................    36
   Section 8.20    Satisfaction of Leases................................    36

Article IX TERMINATION...................................................    36
   Section 9.1     Termination...........................................    36
   Section 9.2     Procedure and Effect of Termination...................    37

Article X SURVIVAL; INDEMNIFICATION......................................    38
   Section 10.1    Survival of Indemnification Rights....................    38
   Section 10.2    Indemnification Obligations of Seller and Parent......    38
   Section 10.3    Indemnification Obligations of Purchaser..............    39
   Section 10.4    Indemnification Procedure.............................    40
   Section 10.5    Calculation of Indemnity Payments.....................    40
   Section 10.6    Tax Treatment of Indemnification......................    41
   Section 10.7    Relation of Indemnity to Holdback Payment.............    41
   Section 10.8    Exclusive Remedy......................................    41

Article XI MISCELLANEOUS PROVISIONS......................................    41
   Section 11.1    Notices...............................................    41
   Section 11.2    Expenses..............................................    42
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
   Section 11.3    Successors and Assigns................................    42
   Section 11.4    Extension; Waiver.....................................    43
   Section 11.5    Entire Agreement; Disclosure Schedules................    43
   Section 11.6    Amendments, Supplements, Etc..........................    43
   Section 11.7    Applicable Law; Waiver of Jury Trial..................    43
   Section 11.8    Actions by Seller or Parent...........................    43
   Section 11.9    Execution in Counterparts.............................    44
   Section 11.10   Titles and Headings...................................    44
   Section 11.11   Invalid Provisions....................................    44
   Section 11.12   Publicity.............................................    44
   Section 11.13   Specific Performance..................................    44
   Section 11.14   No Third-Party Beneficiaries..........................    44

Exhibits

Exhibit A  -- Definitions and Defined Terms
Exhibit B  -- Form of Bill of Sale
Exhibit C  -- Form of Assignment and Assumption Agreement
Exhibit D  -- Form of Power of Attorney
Exhibit E  -- Form of Pharmacy Letter
Exhibit F  -- Form of Trademark Assignment Agreement
Exhibit G  -- Form of Domain Name Assignment Agreement

Schedule 1 -- Contingent Facilities


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

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 20, 2006 by and among Omnicare, Inc., a Delaware corporation ("Purchaser"), Standard Management Corporation, an Indiana corporation ("Parent"), and Long Term Rx, Inc., an Indiana corporation ("Seller").

                                    RECITALS:

          WHEREAS, Seller is engaged in the business of providing (i) pharmaceutical products, including, without limitation, prescription and non-prescription drugs, infusion medication and related medical products and pharmacy-related services, including, without limitation, consultant pharmacists, services to nursing homes, assisted living facilities and other long-term care facilities (collectively, "Facilities") and (ii) durable medical equipment and respiratory equipment and supplies to Facilities and the retail public (collectively, the "Business"); and

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase, certain of the rights, properties and assets relating to the Business.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND DEFINED TERMS

          Section 1.1 Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

                                   ARTICLE II

                               PURCHASE OF ASSETS

          Section 2.1 Purchase and Sale of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing as described in
Article V hereto, Seller shall, and Parent shall cause Seller to, sell, transfer, convey, assign and deliver to Purchaser (or one or more direct or indirect subsidiaries of Purchaser as Purchaser may designate), and Purchaser (or one or more designees of Purchaser) shall purchase and acquire from Seller, good and valid title to, and all rights and interests in, all of the rights, properties and assets used in or held for use in, necessary for or otherwise relating to the Business, other than the Excluded Assets (collectively, the "Transferred Assets"), free and clear of all Liens (other than Permitted Liens), including, without limitation, good and valid title to, and all rights and interests in, the following:

          (a) All assets reflected on the balance sheet as of and for the seven
(7) months ended July 31, 2006 relating to the Business (the "Balance Sheet") and all assets used to generate revenue and income reflected on the income statement relating to the Business for the seven (7) months ended July 31, 2006 (the "Income Statement"), which Balance Sheet and Income Statement are set forth in Section 6.8(a) of the Disclosure Schedule, other than, in each case, assets disposed of after the date of such Balance Sheet and Income Statement and on or prior to the Closing in the ordinary course of business consistent with past practice as permitted under Section 8.1 hereto.

          (b) All assets used, or held for use in, necessary for or otherwise relating to the Business acquired in the ordinary course of business consistent with past practice after July 31, 2006 and on or prior to the Closing Date.

          (c) All Contracts relating to the Business, including, without limitation, Contracts relating to the provision of services to (i) Facilities,
(ii) to hospice agencies and home health care companies and (iii) insurers, managed care organizations and other payor organizations (including Medicare Part D Plans).

          (d) Subject to Section 8.20 hereto, all leases, including, without limitation, real property leases for the operating facilities, relating to the Business and any improvements thereunder.

          (e) All rights under Contracts relating to the Business to the extent that such rights relate to non-competition, confidentiality or non-solicitation obligations enforceable against a third party.

          (f) All inventory, accounts receivable, rebates receivable earned after July 31, 2006, other current, fixed or prepaid assets, prepaid items and plant, property and equipment used or held for use in, necessary for or otherwise relating to the Business.

          (g) All intangibles and intangible property, including, without limitation, all Proprietary Rights and agreements relating thereto that are used or held for use in, necessary for or otherwise relating to the Business, including, without limitation, all of the Seller's Rights and goodwill included in any of the foregoing.

          (h) All Permits used or held for use in, necessary for or otherwise relating to the Business, except to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law.

          (i) Subject to applicable Law, all patient medical records relating to the Business; provided that Purchaser shall promptly provide Seller with copies thereof as reasonably requested by Seller in writing after the Closing.

          (j) Except to the extent solely related to an Excluded Asset, all books and records relating to the Business or the Transferred Assets.


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          (k) All manufacturer or vendor warranties, service life policies, customer support agreements and similar items relating to the Business or the Transferred Assets (or to the extent such items are not assignable, subrogation rights to such items).

          (l) All motor vehicles and other rolling stock, including, without limitation, those items listed in Section 2.1(l) of the Disclosure Schedule (collectively, the "Motor Vehicles").

          (m) All Trade Names.

          The Contracts included in the Transferred Assets, all of which are listed on Section 6.12(a), and include, without limitation, those listed above, are hereinafter collectively referred to as the "Assumed Contracts."

          Section 2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the rights, properties and assets identified in
Section 2.2 of the Disclosure Schedule (collectively, the "Excluded Assets") will not be included in the Transferred Assets, and all right, title and interest thereto shall be retained by Seller or Parent, as applicable.

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

          Section 3.1 Assumed Liabilities. At the Closing, Purchaser will not assume or agree to undertake to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation, indebtedness or Taxes (except as expressly set forth in Section 4.5(b) hereto) of Seller or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise), other than the following obligations and liabilities of Seller: (a) the obligations and liabilities from and after the Closing Date pursuant to the terms of the Assumed Contracts, to the extent, and only to the extent, that such Assumed Contracts are actually assigned to Purchaser and such obligations and liabilities relate to the period from and after the Closing and (b) current liabilities, which would not otherwise be Assumed Liabilities, of Seller, which may be paid off by Purchaser at the Closing; provided, that any amounts paid by Purchaser in connection with the payment of such current liabilities shall cause a corresponding reduction in the Closing Date Cash Payment (clauses (a) and (b) together, the "Assumed Liabilities").

          Section 3.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree or undertake to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this


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

Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, and, as between Purchaser and Seller, Seller shall retain any liability, obligation, indebtedness or Taxes (except as expressly set forth in Section 4.5(b) hereto) of Seller or of any other Person or in any way relating to the Business or the Transferred Assets (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) other than the Assumed Liabilities (such liabilities and obligations retained by Seller, including, without limitation, all liabilities and obligations with respect to the Excluded Assets, being referred to herein as the "Retained Liabilities"). It is specifically agreed that Seller shall be and remain liable for all of the Retained Liabilities.

                                   ARTICLE IV

                                 PURCHASE PRICE

          Section 4.1 Purchase Price. In consideration of the conveyance to Purchaser of all right, title and interest in and to the Transferred Assets and the other rights granted to Purchaser hereunder, and subject to the terms and conditions hereof, Purchaser shall:

          (a) at Closing, assume the Assumed Liabilities; and

          (b) pay an aggregate purchase price (the "Purchase Price") of up to $5,139,000, adjusted in accordance with the terms of this Article IV, Section 3.1(b) and Section 10.6 hereto, which shall be delivered as follows:

          (i) at Closing, Purchaser shall pay to Seller an aggregate of $4,164,400 in cash (the "Closing Date Cash Payment") or such lesser amount determined in accordance with Section 3.1(b);

          (ii) Subject to the terms of Section 4.2 hereto, Purchaser shall pay to Seller, within thirty (30) calendar days of the six (6) month anniversary of the Closing Date (the "Six Month Anniversary") (or such later date as set forth in Section 4.2 hereto), an aggregate amount of $749,600, or such lesser amount as determined in accordance with Section 4.2(b), Section 4.2(c) and Section 10.6 hereto, in immediately available funds (the "Holdback Payment"); and

          (iii) Subject to the terms of Section 4.3 hereto, Purchaser shall pay to Seller the Contingent Payment; provided that the Contingent Payment shall not to exceed $225,000.

          Section 4.2 Post-Closing Purchase Price Adjustment.

          (a) The parties agree that, on the Closing Date, the Net Asset Value of the Business should be $1,250,000. "Net Asset Value," as used herein, shall be defined as the value of the tangible assets of the Business, including the inventory, accounts receivable, rebates receivable, prepaid expenses, Motor Vehicles (net of depreciation) and fixed assets (less accumulated depreciation, depletion and amortization) net of the Assumed Liabilities. In the event the actual Net Asset Value as of the Closing Date, as finally determined pursuant to the terms of this Section 4.2(a) (the "Actual Net Asset Value"), is (i) less than $1,250,000, the Purchase Price shall be adjusted downward, dollar-for-dollar, by the extent to which $1,250,000 exceeds the Actual Net Asset Value or (ii) greater than $1,250,000, the Purchase Price shall be adjusted upward, dollar-for-dollar, by the extent to which the Actual Net Asset Value exceeds $1,250,000 (the "Purchase Price Adjustment"). The balance sheet establishing the Actual Net Asset Value, as finally determined pursuant to the terms of this Section 4.2(a), is hereinafter referred to as the "Final Closing Date Statement." All items on the Final Closing Date Statement shall be (i) determined consistent with the methodology of Net Asset Value used to calculate the $1,250,000 base number,
(ii) computed in accordance with this Section 4.2(a) and U.S. generally accepted accounting principles, consistently applied ("GAAP"), and (iii) audited or reviewed by an independent accounting firm at Purchaser's expense. Purchaser, in conjunction with its independent accountants (and in concurrence with Seller's independent accountants), shall prepare and present to Seller a draft of the Final Closing Date Statement (the "Preliminary Closing Date Statement") promptly, but not more than sixty (60) calendar days after the Closing Date. Seller, together with its representatives and accountants, shall have the right to review the workpapers of Purchaser and Purchaser's accountants utilized in preparing the Preliminary Closing Date Statement for purposes of verifying the accuracy and fairness of the presentation of the Preliminary Closing Date Statement. Seller shall notify Purchaser of any dispute with the Preliminary Closing Date Statement promptly, but not more than thirty (30) calendar days after its receipt by Seller ("Dispute Notice"). If Seller timely delivers a Dispute Notice to Purchaser, Seller and Purchaser shall, for a period of thirty
(30) calendar days from the date the Dispute Notice is delivered to Purchaser, attempt in good faith to resolve the items in dispute. The Preliminary Closing Date Statement, together with any adjustments or corrections agreed upon by Purchaser and Seller, shall comprise the Final Closing Date Statement. If the parties cannot agree on the Final Closing Date Statement within thirty (30) calendar days after the later of (x) the delivery of the Preliminary Closing Date Statement to Seller by Purchaser and (y) the delivery of a Dispute Notice to Purchaser by Seller, as applicable, the parties shall submit the dispute to a mutually acceptable "Big Four" accounting firm (the "Reviewing Accountants"), whose determination shall be binding on the parties. The fees of such Reviewing Accountants shall be divided equally between Purchaser and Seller.

          (b) In satisfaction of a downward Purchase Price Adjustment, if any, as finally determined pursuant to Section 4.2(a) hereto, Purchaser shall reduce accordingly the Holdback Payment. If the amount of the Purchase Price Adjustment exceeds the Holdback Payment, Purchaser shall not be obligated to pay the Holdback Payment and Seller shall pay to Purchaser such amount in excess of the Holdback Payment in immediately available funds within thirty (30) calendar days of the Six Month Anniversary or, if there is a disagreement with respect to the Final Closing Date Statement which is not resolved prior to the Six Month Anniversary, within thirty (30) calendar days after such disagreement is finally resolved pursuant to the terms of Section 4.2(a) hereto, and subject to the terms of this Article IV and Section 10.6. In satisfaction of an upward Purchase Price Adjustment, if any, as finally determined pursuant to Section 4.2(a) hereto, Purchaser shall pay to Seller such amount in excess $1,250,000 in immediately available funds within thirty (30) calendar days of the Six Month Anniversary or, if there is a disagreement with respect to the Final Closing Date Statement which is not resolved prior to the Six Month Anniversary, within thirty (30) calendar days after such disagreement is finally resolved pursuant to the terms of Section 4.2(a) hereto.

          (c) Purchaser shall deliver to Seller promptly, but not more than thirty (30) calendar days after the Six Month Anniversary, a detailed calculation of the Lost Bed Reduction Amount, an amount by which the Holdback Payment shall be reduced. Seller shall notify Purchaser of any dispute with such calculation of the Lost Bed Reduction Amount promptly, but not more than thirty
(30) calendar days, after its receipt by Seller. If Seller timely delivers a notice of disagreement to Purchaser, Seller and Purchaser shall, for a period of thirty (30) calendar days from the date notice is delivered to Purchaser, attempt in good faith to resolve the dispute with respect to the Lost Bed Reduction Amount. If the parties cannot agree on the Lost Bed Reduction Amount within thirty (30) calendar days after the delivery of a notice of disagreement to Purchaser by Seller, the parties shall submit the dispute to a mutually acceptable third party, whose determination shall be binding on the parties. The fees of such reviewing third party shall be divided equally between Purchaser and Seller. In the instance of a dispute regarding the calculation of the Cancelled Reduction Amount, Purchaser shall pay the Holdback Payment, as adjusted if necessary in accordance with this Section 4.2, promptly, but not more than five (5) Business Days, after final resolution of the calculation of the Lost Bed Reduction Amount.

The "Lost Bed Reduction Amount" shall be equal to:

                           ($2,354) x (# of Lost Beds)

"Lost Beds" for purposes of the above formula shall represent a reduction in the number of residents serviced versus the current account base of 1,699 licensed-bed equivalents defined as (i) the number of licensed beds in Facilities that have terminated services, or for which Purchaser has received a notice of termination of services, prior to the Six Month Anniversary and (ii) with respect to individuals participating in Medicare waiver programs, the decrease, if any, in the number of patients actively served as of the Six Month Anniversary based on the average monthly patient count for the three (3) months prior to the Closing Date, provided that the average monthly patient count for patients in Medicaid waiver programs that have terminated service, or given notice of termination of service, as of the Six Month Anniversary shall be considered to equal zero. For purposes of this Section 4.2(c), Purchaser agrees to continue to operate the Business in its current location from the Closing Date through the Six Month Anniversary. Should Purchaser cease to operate the Business in its current location through the Six Month Anniversary the number of Lost Beds shall be deemed to equal zero.

          Section 4.3 Contingent Payment. At any time prior to January 1, 2007, within ten (10) Business Days of the day Purchaser begins providing services to a

Contingent Payment Facility (such day being the applicable "Contingent Payment Determination Date") pursuant to a written contract that is consistent with the terms of Seller's current contracts with similar Facilities (including, but not limited to, consistent provisions regarding pricing, payment terms, dispensing systems and service requirements generally), Purchaser shall pay to Seller, in readily available funds, the applicable amount of the Contingent Payment owed to the Seller in connection with such Contingent Payment Facility.

The "Contingent Payment" shall be equal to:

                        ($1,800) x (# of Contingent Beds)

"Contingent Beds" for purposes of the above formula shall mean the number of licensed beds in the applicable Contingent Payment Facility that are being serviced by the Business as of the Contingent Payment Determination Date.

          Section 4.4 Allocation of Consideration. All capitalizable costs and other amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder shall be allocated among the Transferred Assets, the non-solicitation obligations contained in Section 8.14 hereto, the non-competition obligations contained in
Section 8.15 hereto and any other assets or rights acquired by Purchaser hereunder, as applicable, in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable Laws. Within sixty (60) calendar days after the Closing Date, Purchaser shall provide Seller with a proposed schedule (the "Allocation Schedule") allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the parties hereto fifteen (15) calendar days after Purchaser provides such schedule to Seller, unless Seller objects in writing to Purchaser, specifying the basis for its objection and preparing an alternative allocation. If Seller does object, Purchaser and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of receipt by Purchaser of written notice of Seller's objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to the Reviewing Accountants for determination, which determination shall be final and binding on the parties hereto. Purchaser and Seller will each pay one-half of the fees and expenses of the Reviewing Accountants. Seller and Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 4.4, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested. Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all tax purposes. The parties hereto will revise the Allocation Schedule to the extent necessary to reflect any Purchase Price Adjustment, any payment made under Article X hereto or other post-Closing payment made pursuant to or in connection with this Agreement. In the case of any such payment, Purchaser shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

          Section 4.5 Prorations.

          (a) All payments under or pursuant to the Assumed Contracts relating to periods both before and after the Closing Date, whether payable before or after the Closing Date, shall be prorated between Purchaser and Seller, on the basis of a 365-day year and the number of days elapsed in calendar year 2006 as of the Closing Date. With respect to any products sold (or services rendered) to Seller pursuant to the Assumed Contracts or other obligations pursuant to which Seller purchases products (for example, purchase orders), Seller and Purchaser shall use reasonable commercial efforts to arrange for vendors to bill Seller directly on or prior to the Closing Date and Purchaser directly after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement or any Collateral Agreement, amounts due for supplies received from or services rendered by third-party vendors to Seller on or prior to the Closing Date shall be for the account of and paid by Seller, except to the extent such amounts are Assumed Liabilities as contemplated in Section 3.1(b).

          (b) After the Closing, any ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Transferred Assets or the conduct of the Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Purchaser as of the Closing Date on a per diem basis and Seller shall be responsible for and, in any case where payment to the applicable taxing authority is to be made by Purchaser, shall pay such amount to Purchaser, the portion of such amounts allocable to the period or portion thereof ending on the Closing Date for which payment is due after the Closing Date at least ten (10) Business Days prior to the date such Taxes become due and payable.

          Section 4.6 Withholding Taxes. All payments made by Purchaser pursuant to or in connection with this Agreement shall be net of applicable withholding taxes, if any.

          Section 4.7 Optional Consideration. Purchaser may, in its sole discretion, elect to purchase from Seller at Closing a Pac Med pharmacy packaging machine for an additional payment at Closing equal to $200,000 in consideration of the conveyance to Purchaser of all right, title and interest in and to such Pac Med pharmacy packing machine.

                                    ARTICLE V

                                     CLOSING

          Section 5.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the

Americas, New York, New York 10019, on the later of October 20, 2006 or a date that is no more than two (2) Business Days following the satisfaction or waiver of all of the conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place and on such other date as Purchaser and Seller shall agree in writing (the "Closing Date"); provided that the effective time of the Closing shall be 12:01 a.m. on the Closing Date.

          Section 5.2 Deliveries at Closing. At the Closing:

          (a) Seller shall, and Parent shall cause Seller to, deliver or cause to be delivered to Purchaser, the following:

          (i) a Bill of Sale, duly executed by Seller and Parent, in substantially the form attached hereto as Exhibit B (the "Bill of Sale");

          (ii) an Assignment and Assumption Agreement, duly executed by Seller and Parent, in substantially the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement");

          (iii) a Power of Attorney from Seller, duly executed by Seller and duly notarized, in substantially the form attached hereto as Exhibit D (the "Power of Attorney");

          (iv) a Pharmacy Letter from each pharmacy of Seller, each duly executed by Seller and duly notarized, in substantially the form attached hereto as Exhibit E (the "Pharmacy Letter");

          (v) releases, in form and substance reasonably satisfactory to Purchaser, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which any Transferred Assets being conveyed at the Closing are subject, which releases shall be effective at or prior to the Closing;

          (vi) the officer's certificate referenced in Section 5.4(c) hereto;

          (vii) a certification from Seller in accordance with United States Treasury Regulation Section 1.1445-2(b)(2)(i) and in the form provided in United States Treasury Regulation Section 1.1445-2(b)(2)(iii)(B) (the "FIRPTA Certificate");

          (viii) Certificates of Title to the Motor Vehicles, duly endorsed, completed and acknowledged for transfer;

          (ix) copies of the "pay-off" letters in connection with the repayment of the indebtedness of Seller pursuant to Section 8.19(a) and Section 8.20 hereto and the letters confirming that all Liens relating to such indebtedness will be removed effective upon payment of the amount set forth in the pay-off letters;

          (x) a Trademark Assignment Agreement, duly executed by Seller and Parent and duly notarized, in substantially the form attached hereto as Exhibit F (the "Trademark Assignment Agreement");

          (xi) a Domain Name Assignment Agreement, duly executed by Seller, in substantially the form attached hereto as Exhibit G;

          (xii) the Employment Agreements and/or Consulting Agreements contemplated in Section 5.4(l) hereto;

          (xiii) the Non-Competition Agreements contemplated in Section 5.4(m) hereto; and

          (xiv) such other duly executed documents and certificates as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser prior to the Closing.

          (b) Parent shall deliver, or cause to be delivered to Purchaser, the following:

          (i) the certificates referenced in Section 5.4(d) hereto; and

          (ii) such other duly executed documents and certificates as may be required to be delivered by Parent pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser prior to the Closing.

          (c) Purchaser shall deliver, or cause to be delivered to Seller, the following:

          (i) the Closing Date Cash Payment by wire transfer of immediately available funds to the account or accounts of Seller designated by Seller no later than twenty-four (24) hours prior to the Closing;

          (ii) the Bill of Sale, duly executed by Purchaser (or any wholly owned, direct or indirect subsidiaries of Purchaser to which an Assumed Contract is assigned);

          (iii) the Assignment and Assumption Agreement, duly executed by Purchaser (or any wholly owned, direct or indirect subsidiaries of Purchaser to which an Assumed Contract is assigned);

          (iv) the Power of Attorney, duly executed by Purchaser;

          (v) the officer's certificate referenced in Section 5.5(c) hereto;

          (vi) a Domain Name Assignment Agreement, duly executed by Purchaser;

          (vii) the Trademark Assignment Agreement, duly executed by Purchaser; and

          (viii) such other duly executed documents and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller prior to the Closing.

          (d) Purchaser shall deliver, or cause to be delivered to Parent, the following:

          (i) the officer's certificate referenced in Section 5.5(c) hereto; and

          (ii) such other duly executed documents and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Parent prior to the Closing.

          Section 5.3 Conditions Precedent to Obligations of Each Party. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions:

          (a) All necessary Consents of any Governmental Authority required for consummation of the transactions contemplated by this Agreement, which are set forth in Section 5.3(a) of the Disclosure Schedule, shall have been obtained.

          (b) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

          Section 5.4 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions (in addition to those set forth in Section 5.3 above):

          (a) The representations and warranties of Seller and Parent in this Agreement shall be true and correct in all material respects (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time).

          (b) All of the terms, covenants and conditions to be complied with and performed by Seller and Parent on or prior to the Closing Date shall have been complied with or performed in all material respects.

          (c) Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of Seller, by an authorized executive officer thereof, certifying in such detail as Purchaser may reasonably request that the conditions specified in Section 5.4(a) and Section 5.4(b) hereto have been fulfilled.

          (d) Purchaser shall have received a certificate, dated as of the Closing Date, executed by Parent, certifying in such detail as Purchaser may reasonably request that the conditions specified in Section 5.4(a) and Section 5.4(b) hereto have been fulfilled.

          (e) All Consents necessary for the assignment of any Contracts Requiring Consent that Purchaser has agreed to assume shall have been obtained ("Required Third-Party Consents") (without any limitation, restriction or condition not already applicable to Seller or Parent being imposed on Purchaser or its ownership or use of any of the Transferred Assets or the conduct or operation of the Business) in written instruments reasonably satisfactory to Purchaser, unless otherwise agreed to by Purchaser and subject to the terms of
Section 8.9 hereto.

          (f) All Liens (other than Permitted Liens) on the Transferred Assets shall have been released and evidence thereof delivered to Purchaser.

          (g) Purchaser shall have obtained all Permits necessary to own or use the Transferred Assets and operate the Business.

          (h) All notifications, applications and other documents required under applicable Law to be given, made or filed prior to Closing in connection with any Permits necessary for Purchaser's ownership or use of the Transferred Assets and the conduct or operation of the Business shall have been given, made or filed and all periods which are required to pass between the giving, making or filing of such notifications, applications and other documents and the Closing in connection with such Permits under applicable Law shall have passed.

          (i) There shall not have occurred any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

          (j) Seller shall have delivered to Purchaser, on or prior to the Closing Date, the Collateral Agreements and the FIRPTA Certificate, in each case, duly executed, and, in the case of the Power of Attorney, the FIRPTA Certificate and the Trademark Assignment Agreement, duly notarized, and in full force and effect.

          (k) Each pharmacy of Seller shall have delivered to Purchaser and the National Council for Prescription Drug Programs, on or prior to the Closing Date, the Pharmacy Letter, in each case duly executed and notarized and in full force and effect.

          (l) Seller shall have delivered to Purchaser, on or prior to the Closing Date, employment agreements and/or consulting agreements on the terms and with the individuals specified by Purchaser (the "Employment Agreements"), which shall be in full force and effect as of the Closing Date.

          (m) Seller and Parent shall have delivered to Purchaser, on or prior to the Closing Date, non-competition agreements on the terms and with the individuals specified by Purchaser (the "Non-Competition Agreements"), which shall be in full force and effect as of the Closing Date.

          (n) Seller shall have, on or prior to the Closing Date, filed with the appropriate Governmental Authority the necessary documentation for the transfer of any Trade Names.

          (o) An opinion delivered to Seller, as of the Closing Date, stating that Seller is receiving fair and reasonably equivalent value for the Transferred Assets has not been withdrawn.

          (p) The board of directors of Purchaser, or a sub-committee of its board of directors with authority to act on the board of director's behalf for matters such those contemplated by this Agreement and to consider the transaction contemplated by this Agreement, shall, on or prior to the Closing Date, have approved consummation of the transactions contemplated hereby.

          Section 5.5 Conditions Precedent to Obligations of Seller and/or Parent. The obligation of each of Seller and Parent to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions (in addition to those set forth in Section 5.3 above):

          (a) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time).

          (b) All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects.

          (c) Seller and Parent shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 5.5(a) and Section 5.5(b) hereto have been fulfilled.

          (d) Purchaser shall have delivered to Seller and/or Purchaser, as applicable, on or prior to the Closing Date the Collateral Agreements, in each case duly executed and in full force and effect.

          (e) All Liens (other than Permitted Liens) on the Transferred Assets shall have been released and evidence thereof delivered to Purchaser.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

          Except as otherwise disclosed to Purchaser in a schedule delivered to Purchaser by Seller and Parent prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article VI to which the information in such schedule relate) (the "Disclosure Schedule"), Seller and Parent, jointly and severally, represent and warrant to Purchaser as follows:

          Section 6.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana. Parent is a corporation duly organized and validly existing under the Laws of the State of Indiana. Each of Seller and Parent has all requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business (including, without limitation, the Business) as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it (including, without limitation, the Business) or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          Section 6.2 Authorization and Effect of Agreement. Seller and Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which they are or are proposed to be a party and to perform their respective obligations hereunder and under any such Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements by Seller and Parent and the performance by Seller and Parent of their respective obligations hereunder and thereunder, as the case may be, and the consummation by Seller and Parent of the transactions contemplated hereby and thereby, as the case may be, have been duly authorized by their boards of directors and no other corporate or other action on the part of any of Seller or Parent is necessary to authorize the execution and delivery of this Agreement and the Collateral Agreements to which they are or are proposed to be a party or the consummation of the transactions to which they are or are proposed to be a party contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller and Parent and constitutes a legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

          Section 6.3 Consents and Approvals; No Violations. No filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary for consummation of the transactions contemplated by this Agreement or any Collateral Agreement. Neither the execution and delivery of this Agreement or any Collateral Agreement by Seller or Parent who is or is proposed to be a party nor the consummation by Seller or Parent of the transactions contemplated by this Agreement or any Collateral Agreement to which they are or are proposed to be a party nor compliance by Seller or Parent with any of the provisions hereto or thereto will
(a) conflict with or result in any breach of any provision of the certificate or articles of incorporation or by-laws of Seller or Parent, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any Contract to which Seller or Parent is a party or may be subject or which is included in the Transferred Assets or the Assumed Liabilities or (c) violate any Permit or Law applicable to Seller or Parent, the Transferred Assets, the Assumed Liabilities or the Business.

          Section 6.4 No Third-Party Options. There are no existing agreements, options, commitments or other rights granting any Person the right to acquire Seller's or Parent's right, title or interest in or to any of the Transferred Assets or any interest therein.

          Section 6.5 Permits; Compliance with Law.

          (a) Section 6.5(a) of the Disclosure Schedule lists all Permits held by Seller that are used, or held for use in, necessary for or otherwise relating to the Business. Seller holds all Permits necessary for the lawful conduct of the Business under and pursuant to all applicable Laws. All Permits have been legally obtained and maintained and are valid and in full force and effect. Seller is duly licensed to conduct the Business as presently conducted in all states in which the Business is conducted and is in compliance in all material respects with all of the terms and conditions of such licenses. There has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits. No outstanding violations are or have been recorded in respect of any of the Permits. No proceeding is pending or, to Seller's and Parent's Knowledge, threatened to suspend, revoke, withdraw, modify or limit any Permit, and, to Seller's and Parent's Knowledge, there is no fact, error or admission relevant to any Permit that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any Permit.

          (b) The Business is being, and has been conducted in compliance, in all material respects, with all Permits and applicable Laws. To the Knowledge of Seller and Parent, there are no Laws proposed, as of the date of this Agreement, which are reasonably likely, individually or in the aggregate, to have an adverse impact on the Business or the timely consummation of the transactions contemplated hereby.

          Section 6.6 Litigation. There is no action, proceeding, claim, suit, opposition, challenge, cancellation proceeding, charge or investigation (collectively, "Proceedings") pending or, to Seller's and Parent's Knowledge, threatened, that questions the validity of this Agreement or any Collateral Agreement or any action taken or to be taken in connection with this Agreement or any Collateral Agreement. There are no Proceedings pending or, to Seller's and Parent's Knowledge, threatened that relate to the Transferred Assets, the Assumed Liabilities or the Business. There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Transferred Assets, the Assumed Liabilities or the Business that restrict the ownership or use of the Transferred Assets, the Assumed Liabilities or the Business in any way.

          Section 6.7 Assets Necessary to Business. The Transferred Assets constitute all of the rights, properties and assets used, or held for use in, necessary for or otherwise relating to the conduct or operation of the Business as presently conducted. Seller is the sole owner of the Transferred Assets and the sole obligor with respect to the Assumed Liabilities. Immediately following the Closing, none of Seller or Parent (or any of their respective Affiliates) will own or lease any rights, properties or assets which are used or held for use in or necessary for the conduct of the Business as presently conducted, except for the Excluded Assets.

          Section 6.8 Financial Statements.

          (a) Section 6.8(a) of the Disclosure Schedule sets forth the audited consolidated balance sheets and statements of income for the Business as of the year ended December 31, 2005, respectively (the "Financial Statements"), and the unaudited consolidated balance sheets and statements of income for the Business as of and for the seven (7) months ended July 31, 2006, respectively (the "Interim Financial Statements").

          (b) The consolidated balance sheets (including, without limitation, the related notes) included in the Financial Statements and the balance sheet (including, without limitation, the related notes) included in the Interim Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates thereof and the statements of income (including, without limitation, the related notes) included in the Financial Statements and the statement of income (including, without limitation, the related notes) included in the Interim Financial Statements fairly present in all material respects the financial condition and the results of operations of the Business as of and for the respective periods then ended. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto and (ii) have been prepared in accordance with the books and records of the Business consistent with past practice.

          Section 6.9 Absence of Certain Changes. Since December 31, 2005, (a) Seller has operated the Business in the ordinary course of business consistent with past practice, (b) Seller has not taken, or agreed to take, any of the actions set forth in Section 8.1 hereto, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) the Business has not suffered the loss of service of any Personnel who are material, individually or in the aggregate, to the operations or conduct of the Business, (e) there have been no cancellations or terminations by any material supplier, customer or contractor with respect to any of the Transferred Assets or the Business and (f) there has been no material damage to or loss or theft of any of the Transferred Assets.

          Section 6.10 No Default. None of Seller or Parent has committed, or received notice of, any default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation or loss of any material benefit) of any term, condition or provision of (a) any Contract to which Seller or Parent is a party or may be subject that is included in the Transferred Assets or the Assumed Liabilities or otherwise relates to or affects the Business or (b) any order, writ or injunction, applicable to the Business or any of the Transferred Assets or the Assumed Liabilities, which in both cases, is or is reasonably likely to be materially adverse to the Business.

          Section 6.11 Transactions with Affiliates. There are no outstanding liabilities or obligations for amounts owing or other commitments to or from or Contracts, and within the past year there have been no transactions, between any Affiliates of Seller or Parent or any of Seller's directors (whether a current or former director), officers or employees on the one hand, and Seller, Parent, on the other hand, relating to the Business, the Transferred Assets or the Assumed Liabilities.

          Section 6.12 Contracts.

          (a) Section 6.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts relating to the Business.

          (b) Section 6.12(b) of the Disclosure Schedule sets forth a complete and accurate list of all Assumed Contracts requiring consent to the assignment thereof to Purchaser (individually, a "Contract Requiring Consent" and, collectively, the "Contracts Requiring Consent").

          (c) (i) Each Assumed Contract is legal, valid, binding and enforceable against Seller or Parent, as the case may be, and to Seller's and Parent's Knowledge, against each other party thereto, is in full force and effect and, subject to obtaining all Required Third-Party Consents, will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing or pursuant to other arrangements in accordance with Section 8.9 hereto, as the case may be, and (ii) none of Seller or Parent and, to Seller's and Parent's Knowledge, no other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any such Contract, except in each case as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (d) Seller has delivered to Purchaser complete and accurate copies of each Contract, or where they are oral, complete and accurate written summaries thereof, listed in Section 6.12(a) of the Disclosure Schedule. Since December 31, 2005, there has been no material modification, waiver, breach or termination of any such Contract or any material provision thereto. To the Knowledge of Seller and Parent, no modification, waiver, breach or termination of any Contract listed in Section 6.12(a) of the Disclosure Schedule is contemplated and no Contract listed in Section 6.12(a) of the Disclosure

Schedule (other than those so noted in the Disclosure Schedule) is terminable or cancelable as a result of the consummation of the transactions contemplated in this Agreement.

          (e) There are no non-competition or non-solicitation agreements or any similar agreements or arrangements that would restrict or hinder the operation or conduct of the Business or use of any of the Transferred Assets or any "earn-out" agreements or arrangements to which Seller or Parent is a party or to which Seller, Parent, the Business or the Transferred Assets is or may be subject (other than this Agreement or pursuant to this Agreement).

          Section 6.13 Labor Relations.

          (a) Seller is not a party to any collective bargaining agreement with respect to any current or former employee of the Business and there is no collective bargaining agreement which relates to the Business.

          (b) There is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of Seller and Parent, threatened, against any of the Transferred Assets or Seller or otherwise relating to the Business before the National Labor Relations Board or any other Governmental Authority.

          (c) There is no labor strike, slowdown or stoppage pending or, to the Knowledge of Seller and Parent, threatened, against or affecting the Transferred Assets or Seller or otherwise relating to the Business, nor has there been any such activity within the past two (2) years affecting the Transferred Assets or Seller or relating to the Business.

          (d) There are no pending collective bargaining negotiations relating to any employees of the Business.

          (e) (i) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Business, (ii) to the Knowledge of Seller and Parent, no such petitions have been pending within the past five (5) years and (iii) to the Knowledge of Seller and Parent, there has not been any general solicitation of representation cards by any union seeking to represent the employees of Seller or of the Business as their exclusive bargaining agent at any time within the past five (5) years.

          (f) Seller is in compliance, in all material respects, with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, health and safety, classification of employment or service status, withholding and wages and hours, in each case, with respect to current and former employees and service providers of the Business.

          Section 6.14 Title to Assets. Seller is the lawful owner of, or has the right to use, and has good, valid and marketable title to, the Transferred Assets free and clear of any Liens (other than Permitted Liens). Seller has good, legal and valid title to all of its assets (including, without limitation, its investment assets) free and clear of all Liens (except for Permitted Liens). Seller owns, has valid leasehold interests in or valid contractual rights to use, all of the properties and assets, tangible and intangible, used or held for use in, necessary for or relating to the conduct or operation of, the Business. All of the property referenced in this Section 6.14, and to the extent applicable, is in good operating condition (subject to ordinary wear and tear) and has been maintained in a manner consistent with industry standards.

          Section 6.15 Insurance. Seller or its Affiliates have in place insurance policies with respect to the Transferred Assets and the Business in amounts and types that are customary in the industry for similar assets and sufficient to cover the full value of the Transferred Assets and the Business, and all such policies are valid and in full force and effect. Section 6.15 of the Disclosure Schedule contains a complete and accurate list and an accurate summary (including, without limitation, the named insured, whether occurrence or claims made policy, premiums, coverage, deductibles and expiration dates, broker and carrier) of all insurance policies currently maintained or maintained for the past year relating to the Transferred Assets or the Business. Seller has delivered to Purchaser complete and accurate copies of all such policies together with (a) all riders and amendments thereto. Such policies, as are current, are valid and in full force and effect, all premiums due thereon have been paid, and Seller and, if applicable, its Affiliates, have complied in all material respects with the provisions of such policies, and all such policies either specifically include Seller as named insured or include omnibus named insured language which generally includes Seller. If requested by Purchaser prior to, from and after the Closing, such policies shall specifically include Purchaser as a named insured without any modifications of any of the terms of such policies. In addition, if requested by Purchaser prior to the Closing, Seller shall procure, at its expense, a "tail" policy for any claims-made malpractice policies, which policy shall specifically include Purchaser as a named insured. No Proceedings are pending or, to the Knowledge of Seller and Parent, threatened, or during the prior year were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any of such policies has been received. Seller is, and for the past year has been, in full compliance with all material recommendations for the prevention of loss made by all insurance carriers and is in compliance with all warranties contained in all insurance policies, in each case with respect to the Transferred Assets and the Business.

          Section 6.16 Inventory. At the Closing, the inventory included in the Transferred Assets (the "Inventory"), will be items of good quality and usable or saleable by the Business in the ordinary course of business consistent with past practice. The Inventory delivered at the Closing will be of a quantity and quality that is reasonable and warranted in the circumstances of the Business. All of the pharmaceuticals, drugs and biologicals included in Inventory have been properly stored in a manner consistent with industry standards and are in date and are properly labeled and packaged.

          Section 6.17 Accounts Receivable. All accounts receivable, rebates receivable earned after July 31, 2006, notes receivable and other indebtedness owed to Seller included in the Transferred Assets (the "Accounts Receivable") represent bona fide sales actually made or services actually delivered in the ordinary course of business consistent with past practice and, in the case of Accounts Receivable, have been billed or invoiced in the ordinary course of business consistent with past practice in accordance with all applicable Laws. Except to the extent expressly reserved against or reflected on the Interim Financial Statements, to the Knowledge of Seller and Parent there is no reason why such Accounts Receivable would not be collectible in the ordinary course of business consistent with past practice.

          Section 6.18 Product Returns and Warranties. To the Knowledge of Parent and Seller, there are no liabilities for product returns other than those arising in the ordinary course of the Business consistent with past practice. To the Knowledge of Seller and Parent, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services, other than in the ordinary course of the Business consistent with past practice. Seller has not made any express or implied warranties with respect to products sold or distributed by Seller (other than passing on warranties made by the manufacturers thereof) and, to the Knowledge of Seller and Parent, no other warranties have been made by the officers, directors, employees, consultants or agents of Seller (collectively, "Personnel"). None of Seller or Parent has any Knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by Seller in connection with or otherwise relating to the Business.

          Section 6.19 Customers; Suppliers. Section 6.19 of the Disclosure Schedule contains a complete and accurate list of all Facilities, and the number of licensed beds in such Facilities that are provided products and services by the Business under any Contract or other arrangement. During the seven (7) months ended July 31, 2006, not more than 5% of the revenues of the Business during such period was attributable to patients serviced by any single customer or group of related customers. None of Seller or Parent has received any notice (or are otherwise aware) that any party intends to cancel any Contract or materially reduce the level of business it conducts with the Business.

          Section 6.20 Absence of Certain Business Practices. None of Seller or Parent, nor any Affiliate, director, officer, employee or agent of Seller or Parent, nor any other Person acting on behalf of Seller or Parent, directly or indirectly, have given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which (a) could reasonably be expected to subject the Business, the Transferred Assets, the Assumed Liabilities or Purchaser to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have been reasonably likely to, individually or in the aggregate, have had a Material Adverse Effect or (c) if not continued in the future, might be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or which might subject Seller, Parent or Purchaser to suit or penalty in any private or governmental litigation or proceeding.

          Section 6.21 Certain Healthcare Legal Matters. With respect to the Business, the Transferred Assets and the Assumed Liabilities:

          (a) Seller, all of its Personnel and Parent have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of any Governmental Authority to which they are subject with respect to healthcare regulatory matters (including, without limitation, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including, without limitation, Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute," the statute commonly referred to as the "Federal False Claims Act," the Health Insurance Portability and Accountability Act of 1996, and the regulations issued pursuant thereto and all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances) (collectively, "Healthcare Laws"). Seller has maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Administration and State Board of Pharmacy and the Medicare and Medicaid programs and the laws of all other applicable federal, state and local Governmental Authorities as required by applicable Healthcare Laws. To the Knowledge of Parent and Seller, there are no presently existing circumstances which would result or would be reasonably likely to result in violations of any such Healthcare Laws.

          (b) Seller is qualified for participation in the Medicare and Medicaid programs. None of Seller or Parent has received any notice indicating that such qualification may be terminated or withdrawn nor have any reason to believe that such qualification may be terminated or withdrawn. Seller has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including, without limitation, Medicare and Medicaid), except where the failure to file such claims and reports would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and all such claims or reports are complete and accurate in all material respects. Seller and Parent have no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business consistent with past practice. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by Seller.

          (c) None of Seller or Parent, or the directors and officers of each of Seller or Parent or, to the Knowledge of Seller or Parent, any employee, consultant or agent of each of Seller or Parent, have been convicted of, charged with or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. Section 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. None of Seller or Parent, or the directors and officers of each of Seller or Parent or, to the Knowledge of Seller or Parent, any employee, consultant or agent of each of Seller or Parent, have been excluded or suspended from participation in

Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs. None of Seller or Parent, or the directors and officers of each of Seller or Parent or, to the Knowledge of Seller or Parent, any employee, consultant or agent of each of Seller or Parent have committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. To the Knowledge of each of Seller or Parent, neither Seller nor Parent has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.

          (d) There are no pharmaceutical or other products now being sold or distributed or services provided by Seller that would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products, for which approval has not been obtained. All pharmaceutical or other products now being distributed or services provided by Seller and all products included in the inventory of Seller comply, in all material respects, with all applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed or such services are now being provided.

          (e) None of Seller or Parent or any of their respective Affiliates, or, to the Knowledge of Parent and Seller, any relatives of any officers, directors or employees of Seller, (i) have or have had any ownership, leasehold or other interest, whether direct or indirect, in any customer of the Business,
(ii) are or have been employed in any sales or management position, whether directly or indirectly, by any customer of the Business or (iii) are or have been able to influence the purchase or procurement of any pharmacy services or related products by any customer from the Business.

          Section 6.22 Real Property. Section 6.22 of the Disclosure Schedule sets forth the location and a description of the leased real property included in the Transferred Assets or the Assumed Liabilities and the general nature of the facilities located on the properties. Seller does not own any real property. Seller owns, has valid leasehold interests in or valid contractual rights to use, all real property used or held for use in, necessary for or relating to the conduct or operation of, the Business.

          Section 6.23 Environmental.

          (a) (i) Seller, the Transferred Assets and the Business comply and at all times have complied in all material respects with all applicable Environmental Laws, (ii) except in material compliance with applicable Environmental Laws, as required in the ordinary course of the Business and as could not reasonably be expected to have a Material Adverse Effect, no Hazardous Substances are present at or have been Released or, to the Knowledge of Parent and Seller, threatened to be Released from, onto or under any of the properties (including, without limitation, soils, groundwater, surface water, buildings or other structures) currently owned, leased, operated or otherwise used by Seller or the Business, (iii) none of Seller or the Business have received any notice, demand, letter, claim or request for information alleging that Seller in connection with the Business, the Transferred Assets or the Business are or may be in violation of or liable under any Environmental Law, (iv) none of Seller or Parent in connection with the Business, the Transferred Assets or the Business are subject to any order, decree, injunction or other directive of any Governmental Authority and none of Seller or Parent in connection with the conduct of the Business, the Transferred Assets or the Business are subject to any indemnity or other agreement with any Person or entity relating to Hazardous Substances, (v) there are no circumstances or conditions involving Seller or Parent in connection with the Business, the Transferred Assets or the Business, any assets (including, without limitation, real property) or businesses previously owned, leased, operated or otherwise used by Seller or Parent, or any of the assets (including, without limitation, real property) or businesses of any predecessors of Seller in connection with the Business that could reasonably be expected to result in any restriction on the ownership, use or transfer of any of the Transferred Assets arising under or pursuant to any Environmental Law and (vi) Seller has provided to Purchaser the following: (A) a copy of each Permit or pending application for any Permit and each order, judgment, decree, consent agreement or similar document imposing material obligations on Seller issued pursuant to or in connection with any Environmental Law and relating to the Business or the Transferred Assets; (B) copies of all material reports in the custody or control of Seller, including, without limitation, "Phase I," "Phase II," "environmental assessment" and similar reports, relating to the environmental condition of the Business or the Transferred Assets or the compliance of Seller, the Business or the Transferred Assets with Environmental Laws; (C) documentation, if applicable, showing the compliance of Seller with any material financial responsibility requirements of any applicable Environmental Law in connection with the Business or the Transferred Assets; and (D) documentation, if applicable, demonstrating the compliance of Seller with any applicable Environmental Laws that condition, restrict, or prohibit the transfer, sale, lease, assignment or closure of any of the Business or the Transferred Assets, including, without limitation, any so-called "environmental property transfer laws."

          (b) As used herein, the term "Environmental Law" means any Law relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance.

          (c) As used herein, the term "Hazardous Substance" means any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

          (d) As used herein, the term "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

          Section 6.24 No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee payable by Seller or Parent or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except for Capital Development Services, the fees of which shall be the responsibility of Parent and/or Seller.

          Section 6.25 No Misleading Statements. The representations and warranties made by Seller and Parent in this Agreement, including, without limitation, the exhibits and schedules hereto, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

          Section 6.26 Employee Benefits.

          (a) Section 6.26(a) of the Disclosure Schedule sets forth a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called "Benefit Plans") sponsored, maintained or required to be contributed to, by Seller for the benefit of any current or former directors, officers, employees or independent contractors of the Business. Seller has made available to Purchaser complete and accurate copies of
(i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to any Benefit Plan (if any such report was required) and
(iii) each trust agreement and group annuity contract relating to any Benefit Plan.

          (b) Each Benefit Plan has been administered in compliance, in all material respects, with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. Neither Seller nor any entity that is treated with Seller as a single employer under Section 414 of the Code ("ERISA Affiliate") maintains or contributes to any benefit plan that is subject to the provisions of Title IV of ERISA. Neither Seller nor any ERISA Affiliate has any unsatisfied material liability under the Code, ERISA or any foreign law in respect of any Benefit Plan. Each employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is subject to an opinion letter from the IRS stating it is so qualified and Seller and Parent have no Knowledge of facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to the Knowledge of Seller and Parent, threatened claims, suits or arbitrations involving any Benefit Plan except any routine claim for benefits under a Benefit Plan.

          (c) No director, officer, employee or consultant of Seller will be entitled to any additional economic benefit (including, without limitation, the acceleration of the time of payment or vesting of any economic benefit) as a result of the consummation of the transactions contemplated by this Agreement.

          (d) None of Seller or Parent is a party to any Contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated by this Agreement, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          Section 6.27 Taxes.

          (a) All Tax Returns required to be filed and relating in any manner to any of the Transferred Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct and complete in all material respects.

          (b) Seller has paid, or caused to be paid, all Taxes due with respect to any of the Transferred Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which Seller may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

          (c) There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Transferred Assets or the Business from any Taxing Authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Transferred Assets or the Business. Seller has not given nor has there been given on Seller's behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Transferred Assets or the Business.

          (d) Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Taxing Authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

          (e) No claim has ever been made by any Taxing Authority with respect to any of the Transferred Assets or the Business in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

          (f) There are no encumbrances or security interests on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for Liens for real and personal property Taxes that are not yet due and payable, there are no Liens for any Tax upon any Transferred Asset. Purchaser will not be liable for, and none of the Transferred Assets will be subject to a Lien (other than Liens for real and personal property Taxes that are not yet due and payable) with respect to, any Taxes arising out of, relating to or in respect of the Business or any of the Transferred Assets for any tax period or portion thereof ending on or before the Closing Date.

          (g) None of the Transferred Assets is (i) "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code or (iii) property that is required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

          (h) The Transferred Assets do not include any shares of capital stock of, or any other interest in, any Affiliate of Seller, or any other Person.

          (i) For purposes of this Agreement:

          (i) "Tax" and "Taxes" mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon, measured by, or with respect to income, net income, gross income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, and addition thereto.

          (ii) "Tax Return" means any return, declaration, report, claim, election, notice or information return or statement or other document (including, without limitation, any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign Governmental Authority or other authority in connection with any Tax or estimated Tax.

          Section 6.28 Proprietary Rights. (a) (i) Seller is the sole owner of, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms, and immediately following the Closing, Purchaser will be the sole owner of, free and clear of all Liens (other than Permitted Liens), or will have a valid right to use on the same terms as Seller (without the payment of any sublicense or other payment relating to the transactions contemplated by this Agreement) to, all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected therewith and symbolized thereby, patents, registered designs, copyrights, computer software (including, without limitation, all information systems, patient and other data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development information, formulae, proprietary data and know-how ("Trade Secrets") and all other proprietary and intellectual property rights and information, including, without limitation, all grants, registrations and applications relating thereto (all of the foregoing to be collectively referred to as the "Proprietary Rights") used or held for use in, necessary or advisable for or otherwise relating to the conduct of the Business as now conducted or as contemplated to be conducted (such Proprietary Rights, the "Seller's Rights");

          (ii) the Seller's Rights are valid and enforceable, and, immediately following the Closing, Purchaser's rights in such Seller's Rights will be valid and enforceable;

          (iii) no action or proceeding is outstanding or pending, or to the Knowledge of Seller or Parent, threatened, that seeks to cancel, limit or challenge the ownership, use, value, validity or enforceability of any Seller's Rights;

          (iv) none of Seller or Parent has received any demand, claim, notice or inquiry from any Person in respect of any Seller's Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of Seller in, any Seller's Rights, and none of Seller or Parent have Knowledge of any basis for any such challenge;

          (v) neither Seller nor the Business as presently conducted by Seller is in violation or infringement of, nor have Seller nor the Business as currently or in the past conducted by Seller violated or infringed, any Proprietary Rights of any other Person;

          (vi) to the Knowledge of Seller and Parent, no Person is violating or infringing any Seller's Rights; and

          (vii) to the Knowledge of Seller and Parent, none of Seller or Parent has divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person; or without such Person being otherwise under an obligation of confidentiality.

          (b) Section 6.28(b) of the Disclosure Schedule contains a complete and accurate list of Seller's Rights, other than non-material unregistered copyrights and Trade Secrets, and all licenses and other agreements relating thereto.

          Section 6.29 Information Technology. (a) (i) the IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of the Business as now conducted or as contemplated to be conducted; (ii) none of Seller or Parent has experienced within the past twelve (12) months any material disruption to, or material interruption in, its conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the IT Systems; (iii) Seller has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the Business; and (iv) Seller has taken commercially reasonable actions, consistent with standards in the

Business, with respect to the IT Systems to detect and prevent the disclosure to unauthorized Persons of, and keep secure, any and all confidential information, Trade Secrets, or other proprietary information stored on the IT Systems.

          (b) As used herein, "IT Systems" means any and all information technology and computer systems (including, without limitation, software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary or advisable to the conduct of the Business.

          Section 6.30 Solvency of Parent and Sellers. Parent is not insolvent, or will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used herein, "insolvent" means that the sum of the debts and other probable liabilities of the Parent exceeds the fair present value of Parent's assets. Immediately after giving effect to the consummation of the transaction contemplated by this Agreement: (i) Parent will be able to pay its liabilities as they become due in the ordinary course of business of Parent; and
(ii) Parent will not have unreasonably small capital with which to conduct its present or proposed business.

                                   ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller and Parent as follows:

          Section 7.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          Section 7.2 Authorization and Effect of Agreement. Purchaser has the full power and authority to execute and deliver this Agreement and the Collateral Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Collateral Agreements to which it is a party and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

          Section 7.3 Consents and Approvals; No Violations. No filing with, and no Permit or Consent of any Governmental Authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement and any Collateral Agreements. Neither the execution and delivery of this Agreement and any Collateral Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement and any Collateral Agreements, nor compliance by Purchaser with any of the provisions hereof or thereof will
(a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser, or any of its properties or assets, except in the case of clauses (b) or (c) for violations, breaches or defaults which would not, in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          Section 7.4 No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Purchaser in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                    COVENANTS

          Section 8.1 Conduct of Business. During the period from the date hereof through and including the Closing, except as otherwise expressly provided in this Agreement or as agreed to by Purchaser in writing, Seller shall, and Parent shall cause Seller to, operate the Business only in the ordinary course of business consistent with past practice. Seller shall use its reasonable commercial efforts to preserve intact the Inventory, the Transferred Assets and present organization of the Business, keep available the services of the present officers and employees of Seller that are associated with the Business and preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business. Without limiting the generality of the foregoing, from the date of this Agreement through and including the Closing, Seller shall not, and Parent shall not permit Seller to, without the prior written consent of Purchaser:

          (a) sell, lease, encumber, transfer or dispose of any assets or rights or acquire any assets or rights which would be included in the Transferred Assets, other than the sale or purchase of inventory in the ordinary course of business, consistent with past practice;

          (b) engage in any trade loading, including, without limitation, sales of products (i) with payment terms longer than terms customarily offered by the Business for such product, (ii) at a greater discount from listed prices than customarily offered for such products, other than pursuant to a promotion of a nature previously used in the normal course of business by Seller in connection with the Business for such products, (iii) at a price which does not give effect to any previously announced general increase in the list price for such products,
(iv) with shipment terms more favorable to the customer than shipment terms customarily offered by Seller in connection with the Business for such products,
(v) in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer or (vi) in conjunction with other benefits to the customer not in the ordinary course of business consistent with past practice with such customer;

          (c) collect any accounts receivables or rebates receivables or fail to pay any accounts payable, other than in the ordinary course of business consistent with past practice;

          (d) enter into any material commitment or transaction;

          (e) permit any Transferred Asset to become encumbered by a Lien (other than Permitted Liens);

          (f) change (or permit to be changed) any accounting or Tax procedure, election or practice or financial structure or make (or permit to be made) any Tax election or settle or compromise any liability for Taxes, in each case, relating to the Business or any of the Transferred Assets;

          (g) enter into, adopt, amend, modify or terminate any employee benefit plan, program or arrangement, increase in any manner the compensation or benefits of any officer or employee of or associated with the Business or pay any benefit not required by any existing employee benefit plan, or enter into any Contract to do any of the foregoing, except for normal periodic increases in compensation in the ordinary course of the Business consistent with past practice;

          (h) enter into or offer to enter into any employment or consulting arrangement with any Person in connection with the Business, except as contemplated in clause (i) below;

          (i) except in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant, registered representative or agent of the Business,;

          (j) except in the ordinary course of business consistent with past practice, make, or become obligated to make any capital expenditures with respect to the Business or the Transferred Assets;

          (k) enter into, amend, modify or terminate any Contract, except in the ordinary course of business consistent with past practice;

          (l) enter into any transaction or any Contract with any Affiliate relating to the Business;

          (m) assign, license, sublicense, abandon, fail to maintain or, except in the ordinary course of business consistent with past practice, enter into, amend or terminate any Contract with respect to, any Seller's Rights;

          (n) waive any material rights with respect to the Transferred Assets, Assumed Liabilities of the Business; or

          (o) take, or agree to take, any of the foregoing actions or any affirmative action which either intentionally would or is reasonably likely to make any representation or warranty of Seller and Parent contained in this Agreement untrue or incorrect as of any future date (as if made as of such date) or which could prevent the satisfaction of any condition to Closing set forth in
Article V hereto.

          Section 8.2 Access. Subject to applicable law, Seller shall, and Parent shall cause Seller to, afford to officers, employees, accountants, counsel and other representatives of Purchaser reasonable access to all of the assets, properties, personnel, books and records of Seller relating to the Business, the Transferred Assets and the Assumed Liabilities.

          Section 8.3 Notification.

          (a) Seller and Parent shall promptly notify Purchaser, and Purchaser shall promptly notify Seller and Parent, of any litigation, arbitration or administrative proceeding pending or, to their Knowledge, threatened against Seller, Parent or Purchaser, as the case may be, which challenges the transactions contemplated by this Agreement or any Collateral Agreement.

          (b) Seller shall, and Parent shall cause Seller to, provide prompt written notice to Purchaser of any change in any of the information contained in the representations and warranties made by Seller and Parent in Article VI hereto or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Seller and Parent in Article VI hereto or any exhibits or schedules referred to herein or attached hereto.

          Section 8.4 No Inconsistent Action. None of Purchaser, Seller or any of Parent will take any action which is inconsistent with its respective obligations under this Agreement.

          Section 8.5 Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Collateral Agreements as promptly as practicable, including, without limitation, (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Collateral Agreements and the taking of such commercially reasonable actions as are necessary to obtain any requisite Consents, orders, exemptions or waivers by any Governmental Authority or any other Person and (ii) using its reasonable best efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the others with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

          (b) Each party hereto shall promptly inform the others of any communication from or with any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Collateral Agreements. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

          Section 8.6 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Collateral Agreements and to provide the other party with the intended benefits of this Agreement and the Collateral Agreements. Without limiting the foregoing, upon reasonable request of Purchaser, Seller shall, Parent shall cause Seller to, and Seller and Parent shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments and other instruments and paper as may be required to sell, transfer, convey, assign and deliver to Purchaser all right, title and interest in, to and under the Transferred Assets. If any party to this Agreement shall, following the Closing, have in its possession any asset or right (including, without limitation, with respect to any Seller's Rights) which under this Agreement should have been delivered to the others, such party shall promptly deliver such asset or right to the others.

          Section 8.7 Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar taxes (including, without limitation, all applicable real estate transfer or gains taxes), and any penalties, interest and additions to tax, incurred in connection with this Agreement or the transfer of the Business and the Transferred Assets shall be the responsibility of and be timely paid by Seller. Seller, Parent and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

          Section 8.8 Release of Liens. At or prior to the Closing, if release of all Liens (other than Permitted Liens) have not previously occurred, Seller shall, and Parent shall cause Seller to, cause the release of all Liens (other than Permitted Liens) on the Transferred Assets, so that such Transferred Assets and rights are free and clear of any Liens (other than Permitted Liens).

          Section 8.9 Consents to Transferred Assets. Seller and Parent agree that if any Required Third-Party Consent to the assignment of any Transferred Asset to Purchaser as provided for herein is not obtained prior to the Closing, and is not otherwise provided for in this Agreement, Seller shall, and Parent shall cause Seller to reasonably cooperate with Purchaser so that Purchaser enjoys all of the benefits of such Transferred Asset as though the Required Third-Party Consents had been obtained (but only to the extent that Seller may provide Purchaser with such benefits without violating the terms of such Contract Requiring Consent), and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, Purchaser shall assume the corresponding obligations under such Assumed Contract. After the Closing, Seller shall reasonably cooperate with Purchaser to obtain any Required Third-Party Consents not obtained prior to the Closing. Purchaser agrees to perform at its sole expense all of the obligations of Seller to be performed after the Closing Date under such Assumed Contracts the benefits of which Purchaser is receiving after the Closing Date, and to reimburse Seller for any required expenses incurred by Seller on Purchaser's behalf in keeping such Assumed Contracts in effect.

          Section 8.10 Employment Matters.

          (a) Seller shall, and Parent shall cause Seller to, make available to Purchaser all employees of the Business for the purposes of interviewing and, if desired by Purchaser, hiring at the Closing. Subject to applicable Law, Seller shall, and Parent shall cause Seller to, furnish to Purchaser copies of such employee information and records and such descriptions of personnel policies, procedures and benefits plans applicable to employees of the Business as Purchaser may reasonably request. Seller shall reasonably cooperate with the efforts of Purchaser to cause such employees to accept any offers of employment by Purchaser and shall not make any competing offer of continued employment to any individual whom Purchaser desires to employ in the Business. Seller shall be liable for any liability or obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to employees of the Business (and their eligible dependents) arising in connection with their termination of employment with Seller.

          (b) Effective as of the Closing Date, Seller shall, and Parent shall cause Seller to, terminate its employment of all of the employees providing substantial services to the Business. Seller shall be responsible for any severance payments, accrued payroll, vacation, sick pay and associated payroll tax liabilities, pension or other retirement plan obligations, COBRA rights, WARN Act liability and any other liabilities associated with such terminations.

          (c) Seller shall, and Parent shall cause Seller to, use its best efforts to enforce the covenants in Section 8 of the employment agreement between Seller and Craig W. Trobaugh, dated July 29, 2005, in favor of Purchaser to the extent permitted by applicable Law.

          Section 8.11 Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including, without limitation, Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction ("Bulk Sales Laws"). This provision shall not be deemed to in any way limit the indemnity provided for in Article X hereto.

          Section 8.12 No Solicitation.

          (a) (i) Seller shall, and Seller shall cause its officers, directors, employees, subsidiaries, Affiliates, agents and other representatives to and
(ii) Parent will, and Parent shall cause its agents, representatives and Affiliates and Seller to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and will not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Purchaser or its directors, officers, employees, subsidiaries, agents or other Affiliates) concerning any Alternative Proposal. Seller and Parent shall immediately communicate to Purchaser any such inquiries or proposals regarding an Alternative Proposal, including, without limitation, the terms thereof.

          (b) "Alternative Proposal" shall mean any of the following involving Seller, the Business, the Transferred Assets or the Assumed Liabilities (other than the transactions expressly contemplated by this Agreement): any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

          Section 8.13 Confidentiality. The parties hereto agree that all information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of June 1, 2006, between Purchaser and Seller (the "Confidentiality Agreement").

          Section 8.14 No Solicitation of Employees. For a period of three (3) years after the Closing Date, Seller and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of Purchaser, solicit, employ or contract with any party to an Employment Agreement or any employee of the Business who has accepted employment with Purchaser pursuant to Section 8.10 hereto (each, a "Transferred Employee"); provided that nothing shall prohibit Seller and Parent and their Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at the Transferred Employees through the use of media, advertisement, electronic job boards or other general, public solicitations.

          Section 8.15 Non-Competition. From the Closing and for a period of five (5) years thereafter, Seller and Parent shall not, and shall cause their Affiliates not to, directly or indirectly, lend funds to, or provide any management, consulting, financial, administrative or other services to, or own any interest or invest in, any business which, within the State of Indiana, engages in a business or businesses similar to the Business as presently conducted.

          Section 8.16 Collection of Accounts Receivable.

          (a) As of the Closing Date, Seller and Parent hereby authorize Purchaser to open any and all mail addressed to Seller and Parent relating to the Business and delivered to the offices of the Business or otherwise to Purchaser if received on or after the Closing Date, and hereby appoint Purchaser their attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser after the Closing Date with respect to the Accounts Receivable and any accounts receivables or rebates receivables made payable or endorsed to Seller or Parent or their order, for Purchaser's own account.

          (b) As of the Closing Date, Seller and Parent agree that they promptly shall forward to Purchaser any monies, checks or negotiable instruments received by Seller and Parent after the Closing Date relating to the Accounts Receivable and any accounts receivables or rebates receivables for Purchaser's own account.

          Section 8.17 Post-Closing Agreements.

          (a) The parties acknowledge that Purchaser may not have all required Permits to take title to all of the Transferred Assets at the Closing and thereafter operate all aspects of the Business. Seller agrees to reasonably cooperate with Purchaser in timely obtaining such Permits, and further agrees
(i) to hold such of the Transferred Assets that cannot be transferred at the Closing in a constructive trust for the benefit of Purchaser until such transfer is permissible and (ii) to operate such aspects of the Business as may not be operated by Purchaser after the Closing for the benefit of Purchaser until such operation by Purchaser is permissible.

          (b) Notwithstanding the foregoing:

          (i) Seller shall not be required to incur any costs or expenses or to expend any sums in connection with the operation of the Business after the Closing; and

          (ii) Purchaser promptly shall pay all costs and expenses in connection with the operation of the Business, and shall indemnify, defend and save harmless Seller from and against any and all liability, of every kind and nature in connection with the operation of the Business by Seller after the Closing.

          (c) Section 8.17(b) hereto shall not be deemed to limit the representations, warranties, covenants and indemnification obligations therefore of Seller and Parent contained elsewhere in this Agreement.

          Section 8.18 Change of Name. On the Closing Date, Seller and Parent shall discontinue any business operations under any trademarks, corporate names, internet domain names or trade names owned or used by Seller, or any similar names (collectively, the "Trade Names"), other than such business as is in furtherance of the terms and provisions of this Agreement and as is for the benefit of, or at the express request of, Purchaser. Seller and Parent agree that they shall cause their Affiliates to refrain from conducting any business after the Closing Date under the Trade Names, other than such business as is in furtherance of the terms and provisions of this Agreement and as is for the benefit of, or at the express request of, Purchaser.

          Section 8.19 Payment of Indebtedness.

          (a) No fewer than one (1) Business Day prior to the Closing, Seller shall provide to Purchaser (i) copies of "pay-off" letters from the holders of all indebtedness for borrowed money of Seller who hold Liens on the Transferred Assets and (ii) copies of letters from such holders of indebtedness confirming that all Liens relating to such indebtedness will be removed effective upon payment of the amount set forth in the applicable pay-off letter, in each case in form and substance reasonably satisfactory to Purchaser. At the Closing Seller shall pay to the holders of indebtedness of Seller those amounts set forth in the applicable pay-off letters. This Section 8.19(a) shall not apply to any indebtedness and/or financing relating to the Motor Vehicles, which is subject to Section 8.19(b) hereto.

          (b) As soon as is reasonably practical after the Closing, but in any event within fifteen (15) Business Days after the Closing, Seller shall pay off any and all indebtedness and/or financing relating to the Motor Vehicles and shall provide to Purchaser (i) evidence, in form and substance reasonably satisfactory to Purchaser, that all Liens relating to such indebtedness and/or financing have been removed and (ii) certificates of title to the Motor Vehicles, duly endorsed, completed and acknowledged for transfer.

          Section 8.20 Satisfaction of Leases. No fewer than one (1) Business Day prior to the Closing, Seller shall present to Purchaser written statements prepared by the owner of any equipment and other personal property (but not any real property) governed by any capital lease, providing the full amount to be paid to satisfy all liabilities and obtain good and marketable title to such equipment and property (the "Payoff Amount"). Simultaneous with the Closing, Seller shall pay such Payoff Amount in immediately available funds to the lessor under such capital lease, except to the extent such Payoff Amount is an Assumed Liability as contemplated Section 3.1(b).

                                   ARTICLE IX

                                  TERMINATION

          Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

          (a) by written consent of each of Seller, Parent and Purchaser;

          (b) by either of Seller, Parent or Purchaser if:

          (i) a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (ii) the Closing shall not have occurred on or before October 25, 2006 (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Closing);

          (c) by Purchaser if there is a default or breach by Seller or Parent with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Seller or Parent contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 5.4 hereto would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within fifteen (15) calendar days after written notice to Seller and Parent specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

          (d) Seller or Parent if there is a default or breach by Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties of Purchaser contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 5.5 hereto would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within fifteen (15) calendar days after written notice to Purchaser specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

          Section 9.2 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 9.1 hereto, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 9.2) and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) Upon the written request therefor, each party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) Subject to Article X hereto, in the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereto, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Sections 11.1, 11.2, 11.3, 11.7 and 11.12 hereto. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

          Section 10.1 Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller and Parent contained in this Agreement and the Collateral Agreements shall survive the Closing and remain in full force and effect for a period of two (2) years following the Closing Date, at which time they shall expire and be of no further force or effect, and shall be thereafter forever barred; provided that, if a claims notice has been provided by such date, they shall remain in full force and effect until final resolution thereof; provided, further, that (i) the representations and warranties contained in Section 6.21 (Certain Healthcare Legal Matters) and Section 6.27 (Taxes) shall survive and remain in full force and effect until sixty (60) calendar days after the expiration of the applicable statute of limitations (including any extension thereof) and (ii) any representation or warranty that is fraudulently given shall remain in full force and effect indefinitely. The representations and warranties of Purchaser contained in Article VII hereto shall survive and remain in full force and effect for two (2) years following the Closing Date. The covenants and agreements of Seller, Parent and Purchaser contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely. The provisions of this Article X shall survive for so long as any other Section of this Agreement shall survive. None of the Closing, Purchaser's waiver of any condition to the Closing or Purchaser's knowledge of any breach prior to the Closing, shall constitute a waiver of any of the rights Purchaser may have hereunder.

          Section 10.2 Indemnification Obligations of Seller and Parent. Subject to the limitations set forth herein, Seller and Parent shall jointly and severally indemnify, defend and hold harmless Purchaser and any subsidiary, associate, Affiliate, director, officer, stockholder or agent of Purchaser, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "Purchaser Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all out-of-pocket losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

          (a) any inaccuracy in, or breach of, any representation or warranty made by Seller or Parent under this Agreement or any Collateral Agreement;

          (b) any breach or non-fulfillment of any covenant or agreement on the part of Seller or Parent under this Agreement or any other Collateral Agreement;

          (c) the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Seller or Parent in connection with the Transferred Assets or the Business on or prior to the Closing Date;

          (d) any applicable Bulk Sales Laws as a result of the actions contemplated by Section 8.11 hereto;

          (e) any fees, expenses or other payments incurred or owed by Seller or Parent to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement; or

          (f) the Retained Liabilities;

provided that none of Seller or Parent will have any liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) or (b) hereto (A) until the aggregate of all Losses with respect to such matters exceeds $100,000, and then only to the extent the aggregate amount of such Losses exceeds $100,000, and (B) in excess of $725,000.

          Section 10.3 Indemnification Obligations of Purchaser. Purchaser shall indemnify, defend and hold harmless Parent and Seller and any subsidiary, associate, Affiliate, director, officer, stockholder or agent of Parent or Seller, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the "Seller Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

          (a) any inaccuracy in, or breach of, any representation or warranty made by Purchaser under this Agreement or any Collateral Agreement;

          (b) any breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement or any other Collateral Agreement;

          (c) any fees, expenses or other payments incurred or owed by Purchaser to any agent, broker, investment banker or other firm or Person retained or employed by Purchaser in connection with the transactions contemplated by this Agreement;

          (d) the ownership or operation of the Transferred Assets or the conduct or operation of the Business or the activities of Purchaser or any of its Affiliates and assigns in connection with the Transferred Assets or the Business after the Closing Date; or

          (e) the Assumed Liabilities.

          Section 10.4 Indemnification Procedure.

          (a) If any Purchaser Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") intends to seek indemnification pursuant to this
Article X, such Indemnified Party shall promptly notify Seller and Parent, or Purchaser, as the case may be (the "Indemnifying Parties") in writing of such claim. The Indemnified Party will provide the Indemnifying Parties with prompt notice of any third-party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Parties are materially prejudiced thereby.

          (b) If such claim involves a claim by a third party against the Indemnified Parties, the Indemnifying Parties may, within thirty (30) calendar days after receipt of such notice and upon notice to the Indemnified Parties, assume, through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the Indemnified Parties shall reasonably cooperate with them in connection therewith; provided that the Indemnified Parties may participate in such settlement or defense through counsel chosen by it; provided, further, that if the Indemnified Parties reasonably determine that representation by the Indemnifying Parties' counsel of the Indemnifying Parties and the Indemnified Parties may present such counsel with a conflict of interests, then the Indemnifying Parties shall be responsible for the reasonable fees and expenses of the Indemnified Parties' counsel. Notwithstanding anything in this Section 10.4 to the contrary, no Indemnifying Party may, without the prior written consent of the Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld or delayed. So long as the Indemnifying Parties are contesting any such claim in good faith, the Indemnified Parties shall not pay or settle any such claim without the Indemnifying Parties' consent, such consent not to be unreasonably withheld or delayed. If the Indemnifying Parties are not contesting such claim in good faith, then the Indemnified Parties may conduct and control, through counsel of their own choosing and at the expense of the Indemnifying Parties, the settlement or defense thereof, and the Indemnifying Parties shall cooperate with it in connection therewith. The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve the Indemnifying Parties of any obligation it may have hereunder.

          Section 10.5 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be (a) increased to take account of any net Tax cost actually incurred by the Purchaser Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the

Purchaser Indemnified Party arising from the incurrence of payment or accrual of any such indemnified amount. The amount of any Loss for which indemnification is provided under this Article X shall further adjusted so as to be net of all insurance proceeds actually received by an Indemnified Party from a third party relating to the matter for which indemnification was claimed. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

          Section 10.6 Tax Treatment of Indemnification. For all Tax purposes, unless otherwise required by law, the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

          Section 10.7 Relation of Indemnity to Holdback Payment. The amount of the Holdback Payment shall be reduced by any amount that is owed hereunder by Parent or Seller to any Purchaser Indemnified Party at or prior to the time of payment thereof. The rights of any Purchaser Indemnified Party under the preceding sentence are in addition to any other rights and remedies that such Purchaser Indemnified Party may have under this Agreement. For purposes of clarity, the Purchaser Indemnified Parties shall reduce the Holdback Payment before pursuing Parent or Seller for collection of amounts determined to be subject to indemnification by Parent or Seller hereunder.

          Section 10.8 Exclusive Remedy. The parties acknowledge that their sole and exclusive remedy after the Closing for any breach of any representation, warranty or covenant contained in this Agreement shall be the indemnification provisions set forth in this Article X. In addition, each party acknowledges that all of its obligations in this Agreement to indemnify any other party are subject to and shall be in accordance with this Article X. Remedies in connection with Losses arising from a representation or warranty that is fraudulently given shall not be limited by this Section 10.8.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          Section 11.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

          (a) If to Purchaser, to:

               Omnicare, Inc.
               1600 RiverCenter II
               100 East RiverCenter Boulevard
               Covington, Kentucky 41011
               Telecopy: 859-392-3333
               Attention: Tracy Finn

               with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019
               Telecopy: 212-259-6333
               Attention: Morton A. Pierce
                          Michael J. Aiello

          (b) If to Seller or Parent, to:

               Standard Management Corporation
               10689 N. Pennsylvania Street
               Indianapolis, IN 46280-1087
               Facsimile No.: 317-574-6227
               Attention: Office of General Counsel

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

          Section 11.2 Expenses. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

          Section 11.3 Successors and Assigns. No party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Notwithstanding anything to the contrary in this Section 11.3, upon written notice to Seller and Parent, Purchaser shall be permitted to assign this Agreement and the rights and obligations under it to a wholly owned direct or indirect subsidiary of Purchaser; provided that, in the event of any such assignment, Purchaser shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          Section 11.4 Extension; Waiver. Any party hereto may, by written notice to the other parties hereto (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided that no such party hereto may, without the prior written consent of the other parties hereto, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

          Section 11.5 Entire Agreement; Disclosure Schedules. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement (including, without limitation, the Confidentiality Agreement) and constitutes the entire agreement by and among the parties hereto.

          Section 11.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser, Parent and Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

          Section 11.7 Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York (without regard to the conflict of law principles thereof). Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in any federal or state court located within New York County, New York. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any New York state or federal court sitting in New York County, New York. Each of the parties hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby and thereby.

          Section 11.8 Actions by Seller or Parent. Where any provision of this Agreement indicates that Seller or Parent will take any specified action (or refrain from taking any specified action) or requires Seller or Parent to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that Parent will do so, Parent shall cause Seller to take such action (or to refrain from taking such action, as applicable). Parent will be responsible for the failure of Seller to take any such action (or to refrain from taking any such action, as applicable).

          Section 11.9 Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same agreement.

          Section 11.10 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          Section 11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          Section 11.12 Publicity. Except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement or the Collateral Agreements without prior consultation with and consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

          Section 11.13 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 11.14 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        OMNICARE, INC.


                                        By: /s/ Tracy Finn
                                            ------------------------------------
                                            Tracy Finn, Senior Vice President


                                        LONG TERM RX, INC.


                                        By: /s/ Ronald D. Hunter
                                            ------------------------------------
                                            Ronald D. Hunter, Chairman,
                                            President and CEO


                                        STANDARD MANAGEMENT CORPORATION


                                        By: /s/ Ronald D. Hunter
                                            ------------------------------------
                                            Ronald D. Hunter, Chairman,
                                            CEO & President


                            Asset Purchase Agreement
                           Counterpart Signature Page

                                    EXHIBIT A

                          DEFINITIONS AND DEFINED TERMS

          (a) As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral Agreements" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the Power of Attorney, the Trademark Assignment Agreement and the other assignment or transfer documents delivered at the Closing.

          "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

          "Contract" shall mean any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.

          "Contingent Payment Facilities" shall mean those facilities listed on
Schedule 1 hereto; provided that Schedule 1 shall y not include any facility that is an Affiliate of Seller or an immediately prior customer of Omnicare.

          "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" shall mean the actual knowledge of Ronald Hunter, Mark Long and Dan Calvert.

          "Laws" shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

          "Liens" shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including, without limitation, licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the Transferred Assets or the Assumed Liabilities or the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations or prospects of the Business, taken as a whole or (b) the timely consummation of the transactions contemplated by this Agreement.

          "Permits" shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any of the Business or the Transferred Assets, including, without limitation, all provider agreements and other authorizations necessary for the Business to obtain reimbursement under the Medicare program, each state Medicaid program and all other governmental reimbursement programs under which the Business has obtained reimbursement since January 1, 2006.

          "Permitted Liens" shall mean (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable and which secure an obligation that is an Assumed Liability, (b) Liens arising under sales Contracts and equipment leases with third parties entered into in the ordinary course of business which constitute Assumed Liabilities in respect of amounts still owing, which Liens are reflected in the Interim Financial Statements and (c) Liens for Taxes and other governmental charges that are not due and payable or delinquent.

          "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

          "Taxing Authority" shall mean any national, provincial, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

                          Term                                     Section
                          ----                              --------------------
Actual Net Asset Value...................................   4.2(a)
Accounts Receivable......................................   6.17
Agreement................................................   Preamble
Allocation Schedule......................................   4.3
Alternative Proposal.....................................   8.12(b)
Assumed Contracts........................................   2.1
Assumed Liabilities......................................   3.1
Assignment and Assumption Agreement......................   5.2(a)(ii)
Balance Sheet............................................   2.1(a)
Benefit Plans............................................   6.26(a)
Bill of Sale.............................................   5.2(a)(i)
Bulk Sales Laws..........................................   8.11
Business.................................................   Recitals
Closing..................................................   5.1
Closing Date.............................................   5.1
Closing Date Cash Payment................................   4.1(b)(i)
Contingent Beds..........................................   4.3
Contingent Payment.......................................   4.3
Contingent Payment Determination Date....................   4.3
Contract(s) Requiring Consent............................   6.12(b)
Disclosure Schedule......................................   Preamble Article VI
Dispute Notice...........................................   4.2(a)
Employment Agreements....................................   5.4(n)
Environmental Law........................................   6.23(b)
ERISA....................................................   6.26(a)
ERISA Affiliate..........................................   6.26(b)
Excluded Assets..........................................   2.2
Facilities...............................................   Recitals
Final Closing Date Statement.............................   4.2(a)
Financial Statements.....................................   6.8(a)
FIRPTA Certificates......................................   5.2(a)(viii)
GAAP.....................................................   4.2(a)
Hazardous Substance......................................   6.23(c)
Healthcare Laws..........................................   6.21(a)
Holdback Payment.........................................   4.1(b)(ii)
Income Statement.........................................   2.1(a)
Indemnified Parties......................................   10.4(a)
Indemnifying Parties.....................................   10.4(a)
Interim Financial Statements.............................   6.8(a)
Inventory................................................   6.16
IT Systems...............................................   6.29(b)
Losses...................................................   10.2

                          Term                                     Section
                          ----                              --------------------
Lost Bed Reduction Amount................................   4.2(c)
Lost Beds................................................   4.2(c)
Motor Vehicles...........................................   2.1(l)
Net Asset Value..........................................   4.2(a)
Non-Competition Agreements...............................   5.4(o)
Owned Rights.............................................   6.28(a)
Parent...................................................   Preamble
Payoff Amount............................................   8.20
Personnel................................................   6.18
Pharmacy Letter..........................................   5.2(a)(iv)
Power of Attorney........................................   5.2(a)(iii)
Preliminary Closing Date Statement.......................   4.2(a)
Proceedings..............................................   6.6
Proprietary Rights.......................................   6.28(a)
Purchase Price...........................................   4.1(b)
Purchase Price Adjustment                                   4.2(a)
Purchaser................................................   Preamble
Purchaser Indemnified Parties............................   10.2
Release..................................................   6.23(d)
Required Third Party Consents............................   5.4(e)
Retained Liabilities.....................................   3.2
Reviewing Accountants....................................   4.2(a)
Seller...................................................   Preamble
Seller's Rights..........................................   6.28(a)
Six Month Anniversary....................................   4.1(b)(ii)
Tax(es)..................................................   6.27(i)(i)
Tax Return...............................................   6.27(i)(ii)
Trademark Assignment Agreement...........................   5.2(a)(x)
Trade Names..............................................   8.18
Trade Secrets............................................   6.28(a)
Transferred Assets.......................................   2.1
Transferred Employee.....................................   8.14

                                    EXHIBIT B

                              FORM OF BILL OF SALE

                                    EXHIBIT C

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT D

                            FORM OF POWER OF ATTORNEY

                                    EXHIBIT E

                             FORM OF PHARMACY LETTER

                                    EXHIBIT F

                     FORM OF TRADEMARK ASSIGNMENT AGREEMENT

                                    EXHIBIT G

                    FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

SCHEDULE 1

CONTINGENT FACILITIES

SNF   Shady Nook NH   Lawrenceburg   Pharmerica   100
ALF   Pine Knoll      Lawrenceburg   Pharmerica    25
                                                  ---
                                                  125
                                                  ===